Exhibit 3.1

THE COMPANIES LAW, CAP. 113

PUBLIC COMPANY

LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

CIAN PLC

1.	In these Regulations and in the Memorandum of Association:

“Affiliate”	(or any derivative thereof) means, in respect of a Person, means another Person directly, or indirectly through one (1) or more intermediaries, controlling, controlled by or under common control with such Person. For the purposes of this definition, the term “control” and its derivative forms refer to the ownership or control of securities of any Person ordinarily (and not merely upon the happening of an event of default, an event of non-compliance or other similar event) either (a) having the right to cause the election of a majority of such Person’s board of directors or analogous governing body or (b) having more than one-third (⅓) of the equity interest in such Person.

“Allotment Notice”	means the notice defined in Regulation 5.

“Annual General Meeting”	means the annual General Meeting of the Company held pursuant to the relevant provision of the Law.

“Auditors”	means the appointed auditors of the Company pursuant to the Law.

“Audit Committee”	means an audit committee of the Board.

“Board”	means the board of Directors of the Company who are appointed in accordance with these Regulations.

“Business Day”	means any day other than a Saturday or a Sunday or other days in which banking institutions in Nicosia (the Republic of Cyprus) are required or authorised to stay closed.

“Chairman”	means the chairman of the meetings of the Board who is elected as chairman according to Regulations 89(f) and 120 of these Regulations.

“Company”	means this company.

“Cyprus”	means the Republic of Cyprus.

“Depositary Receipts”	means the American depositary receipts or any other depositary interests representing an interest in the Company’s shares.

“Designated Holder”	has the meaning set out in Regulation 87.

“Director”	means a member of the Board.

“Effective Date”	means the effective date of the Company’s registration statement prepared in connection with the IPO.

“Elbrus”	means, taken together, Speedtime Trading Limited, Ronder Investments Limited, Onlypiece Trading Limited and their respective Affiliates.

“Elbrus Director”	means any Director that Elbrus is entitled to appoint, remove or substitute pursuant to Regulation 89.

“Exchange”	means the stock exchange on which the shares or any instruments or Depositary Receipts are listed pursuant to any Listing.

“Exempted Transaction”	means any transfer or issue of shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company to Elbrus or any direct or indirect acquisition (including, without limitation, by means of entry into a voting arrangement) of an interest in shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company by Elbrus;

“Extraordinary General Meeting”	means a General Meeting other than an Annual General Meeting.

“Foreign Market”	means any overseas market as defined in section 2 of the Law.

“General Meeting”	means the general meeting of the Company.

“GS Group”	means: each Original GS Shareholder, The Goldman Sachs Group, Inc. (“GS”) and its Affiliates and any GS Affiliated Fund (and “member of the GS Group” shall be construed accordingly);

“GS Affiliated Fund”	means any investment company, limited partnership, fund, other collective investment vehicle or managed account that is (or any assets of which are) managed or advised by GS or an Affiliate of GS;

“GS Shareholders”	means, to the extent each is a Member:

(a)	ELQ Investors II LTD; Stonebridge 2020, L.P.; Stonebridge 2020 Offshore Holdings II, L.P.; and West Street EMS Partners, SLP (together, the “Original GS Shareholders”); and

(b)	any transferee of any Original GS Shareholder who is a member of the GS Group (each, a “GS Transferee”) and any direct or indirect transferee of any GS Transferee who is a member of the GS Group.

“Independent Director”	means a Director considered as an “independent director” within the meaning of the rules of the Exchange on which the Ordinary Shares or Depositary Receipts have been first listed during the IPO.

“IPO”	means the sale of the Company’s Ordinary Shares or Depositary Receipts in a first public offering resulting in the Listing.

“Listing”	means the admission to trading on one or more recognised international stock exchanges of the shares in the capital of the Company or any instruments or Depositary Receipts which provides a reasonable and genuine market for such shares, instruments or Depositary Receipts and upon which such shares, instruments or Depository Receipts, can be freely traded.

“the Law”	means the Companies Law, Cap. 113 or any law substituting or amending the same.

“Member”	means:

(a)	every natural and/or legal Person and/or any other form of entity being registered as a holder of shares in the Company; or

(b)	in respect of interests in shares of the Company held via an intermediary, the natural and/or legal Person and/or any other form of entity which, under applicable law and the terms imposed by such intermediary, is entitled to exercise the rights in question or is subject to the obligations in question (as the case may be).

“Observer”	shall have the meaning ascribed to such term in Regulation 101.

“Ordinary Resolution”	means an ordinary resolution of the General Meeting.

“Ordinary Shares”	means the shares of par value Euro 0.0004 each in the share capital of the Company with the rights set out in these Regulations.

“Person”	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

“Regulations”	means the present Articles of Association of the Company.

“Rights Expiry Date”	has the meaning assigned to it in Regulation 90.

“Seal”	means the common seal of the Company.

“Secretary”	means the secretary of the Company.

“Special Resolution”	means a special resolution of the General Meeting within the meaning of the relevant provisions of the Law.

Expressions referring to “in writing” shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, email and other modes of representing or reproducing words in a visible form.

Unless the context otherwise requires, references to the “election” of a Director shall be construed as including references to re-election. “Elect” shall be construed accordingly.

Unless the context otherwise requires, words or expressions contained in these Regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Regulations become binding on the Company.

EXCLUSION OF TABLE “A”

2.	The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.

BUSINESS

3.	The Company shall pay all preliminary and other expenses and enter into, adopt or carry into effect and take over or continue (with such modifications, if any, as the contracting parties shall agree and the Board shall approve), any agreement or business or work reached or carried on (as the case might be) prior to incorporation, as the Company may decide.

SHARE CAPITAL AND VARIATION OF RIGHTS

4.	The shares shall be at the disposal of the General Meeting, which may, subject to Regulations 5 and 32-41, allot or otherwise dispose of them, including but not limited to by way of issuing other securities giving a right to purchase shares in the Company or which are convertible into shares of the Company at its discretion to such Persons at such times and generally on such terms and conditions, and provided that no shares shall be issued at a discount, except as provided by section 56 of the Law. Provided that the General Meeting may delegate its authority hereunder in accordance with the Law.

5.	Unless otherwise determined by the Company according to section 60B (5) of the Law, all new shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, shall be offered before their issue to the Members on a pro-rata basis of the participation of each Member in the capital of the Company, on a specific date fixed by the Board. Any such offer shall be made upon written notice (the “Allotment Notice”) to all the Members specifying:

(a)	the number of the shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares in the Company, which the Member is entitled to acquire, as well as the subscription price per share and any other terms of subscription, and

(b)	the time period (which shall not be less than fourteen (14) Business Days from the dispatch of the Allotment Notice) within which the offer, if not accepted, shall be deemed to have been rejected.

If, until the expiry of the said time period, no notification is received from the Person to which the offer is addressed or to which the rights have been assigned that such Person accepts all or part of the offered shares or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, the Company may dispose of them in any manner as it deems more advantageous for the Company, provided that the relevant shares or other securities giving right to the acquisition of shares in the Company or which are convertible into shares in the Company shall not be disposed to the proposed allotee on terms more favourable than those indicated in the Allotment Notice.

The Company may, in like manner, dispose of any such new or original shares as aforesaid, which, by reason of the proportion borne by them to the number of Persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Company be conveniently offered in the manner hereinbefore provided.

Provided that this Regulation shall only apply where the proposed shares shall be issued against contributions in cash and shall not apply where the proposed shares shall be issued against contributions in kind (including contributions of shares in other companies).

Provided further that in the case of securities giving rights to the acquisition of shares in the Company or which are convertible into shares in the Company, the rights of Members conferred hereunder will only apply to such securities and shall not apply to the conversion of the securities or to the exercise of the right to subscribe.

6.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the Company may be issued with such preferred, deferred or other special rights or with such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company, by Special Resolution, may from time to time determine.

7.	Subject to the provisions of section 57 of the Law, any preference shares may be issued on the terms that they are, or at the option of the Company or the relevant Member are, liable to be redeemed on such terms and in such manner as the Company before the issue of the shares, may by Special Resolution determine.

8.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the Company is being wound up, be varied with the sanction of a resolution passed at a separate general meeting of the holders of the shares of the relevant class. Subject to the Law, to every such separate general meeting, the provisions of these Regulations relating to General Meetings shall apply, but so that: (a) the necessary quorum shall be at least two (2) Members holding or representing by proxy, in aggregate, at least one third (1/3) of the issued shares of the class, (b) any holder of shares of the class present in person or by proxy may demand a poll, (c) if at any previously adjourned general meeting of these holders there is not a quorum, the Members present shall be deemed to form a quorum and (d) the resolution sanctioning the variation will be deemed to have been passed in accordance with the majorities set out in Section 59A of the Law.

9.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. Provided that the said rights shall be deemed to be varied by the issue of further shares ranking superior thereto.

10.	The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate percent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of ten percent (10%) of the price at which the shares in respect whereof the same is paid are issued. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

11.	Except as required by the Law, no Person shall be recognised by the Company as holding any shares upon trust, and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

12.	Notwithstanding the above, but always subject to the provisions of section 112 of the Law, the Company may, if it so wishes and if notified accordingly in writing, recognise the existence of the trust on any share even though it cannot register it in the Company’s register of Members. This recognition is made known with a letter to the trustees and is irrevocable provided this trust continues to exist, even if the trustees or some of them are replaced.

13.	(a) The Company shall keep a register of Members and a directory of Members under sections 105 and 106 of the Law, which shall be available for inspection by the Members free of charge and by any third party upon the payment of an amount determined by the Board.

(b)	Every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one (1) or more of his shares. Every certificate shall be under the Seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one (1) certificate, and delivery of a certificate for a share to one (1) of several joint holders shall be sufficient delivery to all such holders. If a share certificate be defaced, lost or destroyed, it may be substituted on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company for investigating the evidence adduced as the Board thinks fit.

14.	(a) Provided that if the Company’s shares or Depositary Receipts or other securities are listed on any Foreign Market, the Company shall have the right not to keep a register of Members or issue share certificates in physical form, provided it complies with the relevant regulations of the relevant Foreign Market and references in these Regulations to the “register of Members” shall be construed as being references to such record of Members, if any and in whatever form, of the Company as may be maintained in accordance with the said regulations.

(b)	Notwithstanding Regulations 26-31, in the event that the Company’s shares or other securities are listed on any Foreign Market, it shall be lawful for the Company to register the transfer of shares even if no appropriate instrument of transfer has been delivered to the Company, provided that the relevant transfer has been effected in accordance with the law or the regulations governing the operation of the relevant Foreign Market. In such case, the Board shall not be entitled to refuse to recognize the transfer of such shares.

15.	The Company shall provide financial assistance for the purpose of, or in connection with, a purchase or subscription made or to be made by any Person of or for any shares in the Company or in its holding company, only in compliance with the Law.

LIEN

16.	The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single Person for all moneys presently payable by him or his estate to the Company; but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon as well as to any other rights or benefits attached thereto.

17.	The Company may sell, in such manner as the Board thinks fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the Person entitled thereto by reason of his death or bankruptcy.

18.	To give effect to any such sale, the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALLS ON SHARES

20.	The Board may, from time to time, make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen (14) days’ notice, specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on his shares. A call may be revoked or postponed as the Board may determine and the Members shall be accordingly notified.

21.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by instalments.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding eight percent (8%) per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Board may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

25.	The Board may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in General Meeting shall otherwise direct) five percent (5%) per annum, as may be agreed upon between the Board and the Member paying such sum in advance.

TRANSFER OF SHARES

26.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of Members in respect thereof.

27.	Subject to such of the restrictions of these Regulations as may be applicable (including Regulations 32-41), any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Board may approve.

28.	The Board may decline to register the transfer of a share on which the Company has a lien.

29.	The Board may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require, to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.

30.	(a) If the Board refuses to register a transfer it shall, within fifteen (15) Business Days after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal.

(b)	The registration of transfers may be suspended at such times and for such periods as the Board, may from time to time, determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

31.	The Company shall be entitled to charge a fee, which the Board may specify from time to time, on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

MANDATORY TENDER OFFER

32.	Save in respect of any Exempted Transaction or as otherwise provided below:

(a)	no transfer or issue of shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company, shall be registered; and

(b)	no Person may directly or indirectly acquire (including by means of entry into a voting arrangement with another Member) an interest in shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company, if the result of such transfer, issue or acquisition would be that the Person acquiring such shares (taken together with any Person acting in concert with them) would directly or indirectly hold such number of shares as would together carry:

(i)	30% or more, but not more than 50%, of the voting rights in the Company, or

(ii)	50% or more of the voting rights in the Company,

unless such Person has made or simultaneously makes an unconditional offer to all Members to purchase all shares held by such Members (an “Offer”).

33.	The total voting rights in the Company shall be calculated excluding shares held by the Company or any subsidiary thereof subject to the provisions of the Law. An offer shall not be required under Regulation 32 solely as a result of a Person’s interest in shares bearing an increased percentage of the voting rights in the Company due to a share acquisition by the Company or any subsidiary thereof (whether such shares are subsequently held, in treasury in the case of the Company, or cancelled) being effected. For the purposes of Regulations 32-41, if a Person increases its percentage of voting rights in the Company as a result of any reduction of capital it will be deemed to have acquired such shares. A Person who acquires an interest in Depositary Receipts shall for the purposes of Regulations 32-41 be taken to have acquired an interest in the underlying shares (and the depository holding legal title to the underlying shares shall not be deemed to have acquired such shares by reason of holding them for the purposes of the issuance of Depository Receipts).

34.	Unless the Board (in its reasonable discretion) determines otherwise, the requirements of Regulation 32 shall not apply where:

(a)	the proposed acquisition of the relevant shares in the Company is to be effected in connection with the exercise of security rights; or

(b)	the proposed acquisition of the relevant shares in the Company by the relevant acquirer (in case of issuance of new shares by the Company) is to be effected pursuant to the exercise of any pre-emption rights under Regulation 5 unless otherwise determined by the Company pursuant to section 60B(5) of the Law.

35.	The Offer must be

(a)	unconditional;

(b)	in cash;

(c)	made on the same terms to all Members (other than the offeror itself)

(d)	made at a price per share not less than the highest price paid by the offeror (or by any Person determined by the Board to be acting in concert with such offeror) for any shares (including shares represented by Depositary Receipts) (including those included in the proposed transfer) in the preceding 12 months or during the period during which the Offer is open, or, if no such transfers have taken place in respect of shares, at a price and on terms determined by the Board at its discretion to be comparable to any offer for purchase of shares in the Company.

(e)	in writing

(f)	open for acceptance for a period of not less than fourteen (14) calendar days from the making of the Offer

36.	If at any time the Board is satisfied that any Member is or was required by Regulation 32 to extend an Offer to all Members but has failed to do so or has not acted in accordance with Regulations 32-41 (including the provision to provide information requested by the Board pursuant to Regulation 40), then the Board may, within twenty-one (21) calendar days of being so satisfied, by notice (a “Suspension Notice”) to such Member and any other Person acting in concert with such Member (together the “Defaulters”), or to any depository through which interests in such shares are held, direct that:

(a)	the Defaulters shall not be entitled to vote (or direct the voting of) the shares, the acquisition of which should not have been registered or effected without an Offer being made under Regulation 32 or (in case of any other breach) such of the shares in which they have interests as the Board may determine (the “Default Shares”) (whether by written resolution or at a General Meeting either personally or by proxy) or to exercise any other right conferred by membership in the Company in relation to such Default Shares;

(b)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the Default Shares, whether in respect of capital or dividend or otherwise, and the Company shall not meet any liability to pay interest on any such payment when it is paid to the Members;

(c)	no other distribution shall be made in respect of the Default Shares; and

(d)	the Defaulters may not transfer any of the Default Shares or any interest therein unless such is (A) pursuant to acceptance of an Offer or (B) a transfer which the Board is satisfied is a bona fide sale of the whole of the beneficial ownership of the relevant Defaulter’s Default Shares to a party unconnected with any Defaulter, and the rights attaching to any Default Shares shall be suspended and/or modified accordingly, and such Default Shares shall be subject to such additional restrictions, as set out in Regulations 32-41, for so long as the Suspension Notice in respect of those Default Shares remains in effect.

37.	The Board shall only be entitled to withdraw a Suspension Notice if satisfied that neither the relevant Member nor any Person acting in concert with them has any interest in the Default Shares, if approved in advance by resolution of the Members passed at a General Meeting (excluding the Defaulters), or (I) where the Suspension Notice was given in respect of a failure to extend an Offer where so required, if an Offer has been made in accordance (save as to timing) with Regulations 32-41 and (II) where the Suspension Notice was given in respect of any other breach, such breach is remedied.

38.	If the proposed acquirer (taken together with any Person acting in concert with them) has, pursuant an Offer made under Regulation 32, acquired or contracted to acquire such number of shares in the Company as would together with any other shares held by the proposed acquirer (or Persons acting in concert with them) carry 80% or more of the voting rights in the Company, the proposed acquirer may give irrevocable notice (a “Drag Along Notice”) to all Members requiring such Members to accept the Offer, and such Members (and any Person which becomes a Member following delivery of such Drag Along Notice pursuant to the exercise of a pre-existing option or right to acquire shares, who shall be deemed to have been delivered the Drag Along Notice immediately upon becoming a Member) shall be deemed to have accepted such Offer and shall accordingly be obliged to transfer their shares (and deliver executed instruments of transfer) at the same time as the other shares sold under the Offer (or, if later, seven (7) calendar days after the date of the Drag Along Notice being given or deemed delivered).

39.	If any Member does not on completion of the sale of any shares pursuant to Regulations 32-41 execute instruments of transfer in respect of all the shares in respect of which that Member accepted, or was deemed to have accepted, an Offer, that Member shall be deemed to have irrevocably appointed any Person nominated for the purpose by the Company to be his agent and attorney to execute all necessary instruments of transfer on his behalf and against receipt by the Company (on trust for such Member) of the purchase monies or any other consideration payable for the relevant shares deliver such instruments of transfer to the proposed acquirer (or as it may direct) and the Board shall instruct the Secretary to register the proposed acquirer (or its nominee) as the holder thereof and, after the proposed acquirer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such Person.

40.	The Board shall have the power to require Members (or those it has reasonable grounds to suspect are Members) to provide it within fourteen (14) calendar days of request with such information (and corroborating evidence and documentation) as it may require in connection with Regulations 32-41 (including, without limitation, such information as may be required to determine whether a Person holds any shares in the Company and/or is acting in concert with another Person and to establish what percentage of the voting rights in the Company are held by that Person and those acting in concert with them). The Company may make requests under this Regulation 40 to Members via the depository for any relevant share deposit programme.

41.	The Board shall have full power, authority and discretion to interpret and implement Regulations 32-41 and to waive part or full compliance with the same and to condition any such waiver as it sees fit (including, without limitation, by requiring Member approvals as a condition to a waiver), provided that all Members of the same class must be afforded equivalent treatment. Each decision of the Board shall be final and non-appealable. Since Regulations 32-41 are for the benefit of the Company and the Members as a whole, the Board shall (in the absence of fraud, gross negligence or wilful misconduct) have no liability to any Member, any Person who has any interest in shares, or any other Person for the manner in which they exercise or refrain from exercising any powers or discretions under this Regulation 4 or for any determination which the Board makes (in good faith) as to the application of the provisions of Regulations 32-41 to any particular circumstances.

TRANSMISSION OF SHARES BY REASON OF DEATH OR BANKRUPTCY OR
LIQUIDATION OR MERGER OR SIMILAR EVENT

42.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, shall be the only Persons recognized by the Company as having any title to his interest in the shares. Nothing herein contained, however, shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other Persons.

43.	In case of death, bankruptcy, liquidation, merger or other similar event with respect to a Member, the legal representative of the Member who has died, been declared bankrupt, been liquidated, merged or is the object of a similar event, is entitled, if he adduces the necessary supporting evidence to be registered as the owner of the shares held by the said Member. Further, the above legal representative has the right to nominate another Person to be registered as the transferee thereof.

44.	In case the legal representative nominates another Person to be the transferee of the relevant shares, he is under an obligation to disclose his above decision by carrying out all actions necessary for the contractual transfer of the relevant shares in favour of the Person who has been so nominated. In this case, all the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy or liquidation or merger or similar event with respect to the Member had not occurred and the notice or transfer was part of the process of a contractual transfer signed by that Member.

45.	Any legal representative who would acquire a right over shares, by reason of the death or bankruptcy or liquidation or merger or similar event with respect to the holder, shall be entitled to the same dividends and other benefits to which he would be entitled if he were the registered holder of the relevant shares, except that he shall not, before being registered as a Member in respect of the said shares, be entitled in respect of them to exercise any right conferred by virtue of being a Member in relation to General Meetings. Provided always that the Board may, at any time, give notice requiring any such Person to elect, the latest within ninety (90) days either to be registered himself or to transfer the relevant shares. In case the notice is not complied with within ninety (90) days from the day when it was given, the Board may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

46.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may, at any time thereafter, during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

47.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

48.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

49.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

50.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

51.	A statutory declaration in writing, that the declarant is a Director or the Secretary, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

52.	The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

53.	The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law, from time to time, increase the share capital by such sum, to be divided into shares of such amount, as the said resolution shall prescribe.

54.	The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law:-

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60(1)(d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

by Special Resolution:

(1)	reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law;

(2)	Subject to the provisions of the Law, purchase its own shares.

GENERAL MEETINGS

55.	The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other General Meetings in that year, and shall specify the General Meeting as such in the notices calling it, and not more than fifteen (15) months shall elapse between the date of one Annual General Meeting and that of the next. Provided that, so long as the Company holds its first Annual General Meeting within eighteen (18) months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The Annual General Meeting shall be held at such time and place as the Board shall appoint.

56.	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”.

57.	The Board may, whenever it thinks fit, convene an Extraordinary General Meeting, and Extraordinary General Meetings shall also be convened by the Board on requisition by Members, according to the provisions of section 126 of the Law or, in default, may be convened, by such Members themselves, as provided by section 126 of the Law.

NOTICE OF GENERAL MEETINGS

58.	An Annual General Meeting and a General Meeting called for the passing of a Special Resolution shall be called by at least twenty-one (21) days’ notice in writing. All other General Meetings shall, subject to complying with section 127 of the Law, be called by at least fourteen (14) days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the date and the hour of the General Meeting and, in case of special business, the general nature of that business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the General Meetings to such Persons as are, under these Regulations, entitled to receive such notices from the Company.

A General Meeting may be held via a conference call or other means whereby Persons present may simultaneously hear and be heard by all the other Persons present and the Persons who participate in such a manner are considered to be present at the General Meeting. In such a case, the meeting shall be deemed to have taken place where the secretary of the General Meeting is situated.

Provided that a General Meeting shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, provided this is allowed by Law, be deemed to have been duly called if it is so agreed:

(a)	in the case of a General Meeting called as the Annual General Meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other General Meeting, by a majority in number of the Members having a right to attend and vote at the General Meeting, being a majority together holding not less than ninety-five (95) percent in nominal value of the shares giving that right.

59.	The accidental omission to give notice of a General Meeting to any Person entitled to receive such notice, shall not invalidate the proceedings at that General Meeting.

PROCEEDINGS AT GENERAL MEETINGS

60.	All business, shall be deemed special that is transacted at an Extraordinary General Meeting, and also all that is transacted at an Annual General Meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Board and Auditors, or any such other reports as required by the Law, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the Auditors.

61.	No business shall be transacted at any General Meeting unless a quorum of Members is present within one hour of the General Meeting’s scheduled start-time. Save as herein otherwise provided, at least two (2) Members present in person or by proxy holding, in aggregate, at least one-third (1/3) of the issued shares of the Company shall form a quorum.

62.	In case of a General Meeting called for the consideration of the appointment, removal or substitution of an Elbrus Director pursuant to Regulation 89, the Member who has the right under Regulation 89, to appoint, remove or substitute such Director, present in person or by proxy, shall form a quorum and, for the avoidance of doubt, such General Meeting shall not be quorate in the absence of such Member.

63.	Until the Rights Expiry Date, in case of a General Meeting called for the consideration of the appointment or removal of Maksim Melnikov as Director pursuant to Regulation 90, Maksim Melnikov or any Designated Holder(s) (as applicable), present in person or by proxy, shall form a quorum and, for the avoidance of doubt, such General Meeting shall not be quorate in the absence of such Member and the provisions of Regulation 87 shall apply to this Regulation.

64.	If within half an hour from the time appointed for the General Meeting a quorum is not present, the General Meeting, if convened upon the requisition of Members or called for the consideration of the appointment, removal or substitution of

(a)	an Elbrus Director pursuant to Regulation 89; or

(b)	until the Rights Expiry Date, Maksim Melnikov as Director pursuant to Regulation 90,

shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Board may determine, and if at the adjourned General Meeting a quorum is not present within half an hour from the time appointed for the General Meeting, the Members present shall be a quorum.

65.	All notices and other communications concerning the General Meeting which each Member is entitled to receive, must also be sent to the Auditors.

66.	The Chairman, if any, shall preside as chairman at every General Meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the General Meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the General Meeting.

67.	If at any General Meeting no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the General Meeting, the Members present shall choose one of their number to be chairman of the General Meeting.

68.	The chairman of the General Meeting may, with the consent of any General Meeting at which a quorum is present (and shall if so directed by the General Meeting), adjourn the General Meeting from time to time and from place to place, but no other business shall be transacted at any adjourned General Meeting other than the business left unfinished at the General Meeting from which the adjournment took place. When a General Meeting is adjourned for thirty (30) days or more, notice of the adjourned General Meeting shall be given as in the case of an original General Meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned General Meeting.

69.	At any General Meeting any resolution put to the vote of the General Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the chairman; or

(b)	by at least 3 Members present in person or by proxy; or

(c)	by any Member or Members present in person or by proxy and representing not less than one-tenth (1/10) of the total voting rights of all the Members having the right to vote at such General Meeting; or

(d)	by a Member or Members holding shares in the Company conferring a right to vote at the General Meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth (1/10) of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded, a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

70.	Except as provided in Regulation 72, if a poll is duly demanded, it shall be taken in such manner as the chairman of the General Meeting directs, and the result of the poll shall be deemed to be the resolution of the General Meeting at which the poll was demanded.

71.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the General Meeting shall not have a second or “casting vote”.

72.	A poll demanded on the election of a chairman of the General Meeting or on a question of adjournment of the General Meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the General Meeting directs, and any business other than upon which a poll has been demanded may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

73.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands, every Member present in person or by proxy shall have one (1) vote, and on a poll, every Member shall have one (1) vote for each share of which he is the holder.

74.	In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

75.	A Member of unsound mind, or in respect of whom an order has been issued by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, through the administrator of his property, his committee, receiver, curator bonis, or other Person with a similar capacity, appointed by that Court. These Persons may, on a poll, also vote by proxy.

76.	No Member shall be entitled to vote at any General Meeting unless all calls or other sums presently payable by him in respect of his shares in the Company have been paid.

77.	No objection shall be raised as to the qualification of any voter except at the General Meeting or adjourned General Meeting at which the vote objected to is given or tendered and every vote not disallowed at such General Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the General Meeting whose decision shall be final and conclusive.

78.	On a poll taken at a General Meeting, the Members who have a right to vote can vote, either personally or by proxy. In each case:

(a)	Members who have a right to more than one (1) vote may, when voting, choose not to exercise all their voting rights in the same way, but may choose to cast each vote in a different way;

(b)	the authorization granted to a proxy need not be the same for all the shares in relation to which the proxy is being appointed by the Member, and

(c)	a Member may appoint more than one (1) proxy to participate and vote on its behalf at a General Meeting with respect to different shares held by it.

79.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

80.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the General Meeting, at any time before the time for holding the General Meeting or adjourned General Meeting, at which the Person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

81.	An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) _______________________________ Limited I/We ________________________, of _________________ being a Member/Members of the above-named Company, hereby appoint ________________________ of __________, or failing him, ________________________, of _________________ as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the _____ day of _________________, 20_____, and at any adjournment thereof.

Signed this ____ day of ___________________________, 20______”

82.	Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) _______________________________ Limited I/We ________________________, of _________________ being a Member/Members of the above-named Company, hereby appoint ________________________ of __________, or failing him, ________________________, of _________________ as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the _____ day of _________________, 20_____, and at any adjournment thereof.

Signed this ____ day of ___________________________, 20______”

This form is to be used in favour of/* against the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit.

*Strike out whichever is not desired in this case.”

83.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

84.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its office before the commencement of the General Meeting or adjourned General Meeting at which the proxy is used.

85.	Subject to the provisions of the Law, a resolution in writing signed or approved by letter or email by each Member for the time being entitled to receive notice of and to attend and vote at General Meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a General Meeting duly convened and held. Any such resolution may consist of several documents in the like form each signed by one (1) or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

CORPORATE REPRESENTATIVES AND DESIGNATED HOLDERS
AT GENERAL MEETINGS

86.	Any corporation which is a Member may, by resolution of its board of directors or other governing body, authorise such Person as it thinks fit to act as its representative at any General Meeting or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents, as that corporation could exercise if it were a natural Person.

87.	Maksim Melnikov may appoint one or more Persons to hold shares in the Company pursuant to a trust and/or nominee arrangement of which Maksim Melnikov is the sole beneficiary. At any time that Maksim Melnikov is not the registered owner of any shares in the Company, any such Person shall be a “Designated Holder”. Where there are multiple Designated Holders, the rights of Designated Holders set out herein shall be exercised by them collectively by simple majority decided by a poll of such Designated Holders. For the purposes of determining any quorum at a General Meeting, multiple Designated Holders present in person or by proxy shall be counted as a single Person.

BOARD OF DIRECTORS

88.	Unless and until otherwise determined by the Company in General Meeting, until and including the date that falls one (1) year after the Effective Date, the minimum number of Directors shall be seven (7) (including at least three (3) Independent Directors), but not more than nine (9) (including at least three (3) Independent Directors). Following such date, unless and until otherwise determined by the Company in General Meeting, the number of Directors shall be nine (9) (including at least three (3) Independent Directors).

89.	For as long as Elbrus:

(a)	holds at least thirty percent (30%) of the issued shares in the Company, Elbrus shall have the right to nominate, appoint, remove and substitute five (5) Directors provided the rights granted to Elbrus are deemed to be special rights.

(b)	holds less than thirty percent (30%) but at least twenty percent (20%) of the issued shares in the Company, Elbrus shall have the right to nominate, appoint, remove and substitute four (4) Directors provided the rights granted to Elbrus are deemed to be special rights.

(c)	holds less than twenty percent (20%) but at least fifteen percent (15%) of the issued shares in the Company, Elbrus shall have the right to nominate, appoint, remove and substitute three (3) Directors provided the rights granted to Elbrus are deemed to be special rights.

(d)	holds less than fifteen percent (15%) but at least ten percent (10%) of the issued shares in the Company, Elbrus shall have the right to nominate, appoint, remove and substitute two (2) Directors provided the rights granted to Elbrus are deemed to be special rights.

(e)	holds less than ten percent (10%) but at least five percent (5%) of the issued shares in the Company, Elbrus shall have the right to nominate, appoint, remove and substitute one (1) Director provided the rights granted to Elbrus are deemed to be special rights.

(f)	It is noted that for as long as Elbrus holds at least seven percent (7%) of the issued shares in the Company, the Elbrus Directors shall have a right to appoint the Chairman.

90.	Until the date that falls five (5) years after the Effective Date (the “Rights Expiry Date”) only, for as long as either Maksim Melnikov or the Designated Holder(s) holds at least one (1) issued share in the Company, he, it or they (as applicable) shall have the right to nominate, appoint and remove Maksim Melnikov (and only Maksim Melnikov) as a Director, provided such right is deemed to be a special right. For the avoidance of doubt, if Maksim Melnikov is a Director as at the Rights Expiry Date, he may continue as a Director until he retires as a Director pursuant to Regulation 115 or otherwise, or resigns from, is removed as, or is disqualified from, acting as a Director.

91.	The votes of the Members shall be read subject to the above Regulation 89 and at any proposed General Meeting and/or with respect to any proposed resolution of the General Meeting and/or any proposed unanimous written resolution of the General Meeting for the appointment, removal or substitution of an Elbrus Director, only Elbrus (and no other Member) shall have a right to receive notice of, attend and vote.

92.	Until the Rights Expiry Date, the votes of the Members shall be read subject to the above Regulation 90 and at any proposed General Meeting and/or with respect to any proposed resolution of the General Meeting and/or any proposed unanimous written resolution of the General Meeting for the appointment or removal of Maksim Melnikov as Director, Maksim Melnikov or the Designated Holder(s) (as applicable) (and no other Member) shall have a right to receive notice of, attend and vote.

93.	In case of any proposed resolution for the amendment of the provisions of these Regulations in relation to the procedure and rights to appoint and remove any Elbrus Director (including, but not limited to, Regulations 62, 88, 89, 91, 93 and 110) or in case of any other proposed resolution which directly or indirectly affects the rights of Elbrus to appoint and remove Directors as provided herein, in the event that Elbrus votes against such resolutions, the shares held by Elbrus shall confer to it in total the same number of votes as the shares held by all Members who have voted in favour of such resolutions conferred to them.

94.	Until the Rights Expiry Date, in case of any proposed resolution for the amendment of the provisions of these Regulations in relation to the procedure and rights to appoint and remove Maksim Melnikov as Director (including, but not limited to, Regulations 63, 90, 92, and 94) or in case of any other proposed resolution which directly or indirectly affects the rights of Maksim Melnikov or the Designated Holder(s) (as applicable) to appoint and remove Maksim Melnikov as Director as provided herein, in the event that Maxim Melnikov votes against such resolutions, or (as applicable) the Designated Holder(s) in accordance with Regulation 87 vote(s) against such resolutions, the shares held by Maksim Melnikov or the Designated Holder(s) (as applicable) shall confer in total the same number of votes as the shares held by all Members who have voted in favour of such resolutions conferred to them.

95.	(1)	The remuneration of the Directors shall be determined from time to time by the Company in General Meeting by Ordinary Resolution.

(2)	Any Director who, upon the request of the Company, offers special services to the Company or needs to travel or stay abroad serving the purposes of the Company, shall receive from the Company such additional remuneration in the form of salary, grant, out-of-pocket expenses or in any other manner as the Board may decide.

96.	The shareholding qualification for Directors may be determined by the Company in General Meeting; unless and until so determined, no qualification shall be required.

97.	The Directors of the Company may be or become members of the board of directors or other officers of, or otherwise be interested in, any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

98.	No Person shall be eligible to become Director, unless he/she is appointed as such under the provisions of Regulation 89, Regulation 90 or Regulation 111, or is re-elected under the provisions of Regulation 112.

BORROWING POWERS

99.	The Board may exercise all the powers of the Company to borrow or raise money without limitation or to guarantee and to mortgage, pledge, assign or otherwise charge its undertaking, property, assets, rights, choses in action and book debts, receivables, revenues and uncalled capital or any part thereof and to issue and create debentures, debenture stock, mortgages, pledges, assignments, charges or other securities as security for any debt, liability or obligation of the Company or of any third party. The Board may delegate its power hereunder to one or more of the Directors.

POWERS AND DUTIES OF THE BOARD OF DIRECTORS

100.	The business of the Company shall be managed by the Board, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in General Meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid Regulations or provisions as may be prescribed by the Company in General Meeting. No regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

101.	For so long as each of Elbrus and MPOC Technologies Ltd holds, and the GS Shareholders hold, respectively, at least five percent (5%) of the voting rights, they each shall have the respective right to appoint one (1) Person to attend any meeting or meetings of the Board, and/or any committee established by the Board under, and in accordance with, these Regulations, as an observer (an “Observer”) and any Person so appointed, subject to entering into a standard confidentiality agreement with the Company, shall be given (at the same time as provided to the Directors and/or committee members, as relevant) notice of all meetings of the Board and/or the committee to which the Observer has been appointed (as relevant), and to which that Observer is entitled to attend, and shall be given all agendas, minutes and other relevant papers relating to such meetings. An Observer shall be entitled to attend any meetings to which it has been appointed, provided that the Observer shall not be entitled in any circumstances to vote at any such meeting and he shall not be counted for the purpose of quorum. Each of Elbrus, MPOC Technologies Ltd and the GS Shareholders may at any time and from time to time (i) remove any Observer appointed by them and appoint another Person in his or her place in accordance with the provisions of this Regulation; and/or (ii) limit or exclude the attendance of an Observer in certain meetings of the Board and/or any committee (or any part thereof).

The Board may, from time to time, and at any time appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the authorised representative or attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Regulations) and for such period and subject to such conditions as it may think fit, and any such authorisation or power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such authorised representative or attorney as the Board may think fit and may also authorise the aforementioned authorised representative or attorney to delegate all or any of the powers, authorities and discretions vested in him.

102.	The Company may exercise the powers conferred by section 36 of the Law with regard to having an official Seal for use abroad, and such powers shall be vested in the Board.

103.	The Company may exercise the powers conferred upon the Company by the Law with regard to the keeping of a register outside Cyprus, and the Board may (subject to the provisions of the Law) make and vary regulations as it may think fit with respect to the keeping of any such register.

104.	(1)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company (a “Conflicted Director”) shall declare the nature of his interest at a meeting of the Board in accordance with section 191 of the Law.

(2)	A Conflicted Director shall not vote in respect of any contract or arrangement in which he is interested, and, if he shall do so, his vote shall not be counted, nor shall he be counted in the quorum present at the meeting.

A Director will not be considered or deemed to be considered a Conflicted Director by the mere fact that he/she is also a Member in the Company and such Director and may vote in respect of any contract or proposed contract notwithstanding the fact that they are a Member in the Company and, if they do so, their vote shall be counted and they may be counted in the quorum at any meeting of the Board.

The Independent Directors, acting by majority, may decide that no materials or any information on the matter shall be sent or shared with the Conflicted Director. In the event that a Director does not declare his interest under Regulation 104, the Independent Directors, acting by majority, shall decide whether a Director is in fact a Conflicted Director or not.

(3)	The Directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration or otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Directors so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Directors holding that office or of the fiduciary relation thereby established.

(4)	The Directors may act in a professional capacity by themselves or through the firm to which they belong for the Company, and they or the firm to which they belong to, shall be entitled to remuneration for their professional services, without taking into account their capacity as Directors. Provided that nothing herein contained shall authorise a Director or the firm to which he belongs to act as Auditors.

105.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

106.	The Board shall cause minutes to be made in the books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	of all resolutions and proceedings at all General Meetings, of meetings of the Board, and of committees of the Board.

PENSIONS

107.	The Board may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any Person or Persons in respect of services rendered by him or them to the Company whether as managing Directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary or Affiliate, notwithstanding that he or they may be or may have been a Director of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such Person or Persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such Person or Persons.

DISQUALIFICATION OF DIRECTORS

108.	The office of any of the Directors shall be vacated if the Director:-

(a)	ceases to be a Director by virtue of section 176 of the Law; or

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or

(d)	becomes permanently incapable or performing his/her duties due to mental or physical illness or due to his/her death; or

(e)	resigns or retires from his office by notice in writing to the Company;

(f)	is an Independent Director and ceases to satisfy the relevant criteria set for such Independent Director; or

(g)	is removed from office, including removal pursuant to Regulation 89 or Regulation 90;

(h)	is Maksim Melnikov and, at any time before the Rights Expiry Date, he and all Designated Holders (if any) cease pursuant to Regulation 90 to have the right to appoint and remove Maksim Melnikov as director; or

(i)	is an Elbrus Director and Elbrus ceases pursuant to Regulation 89 to have the right to appoint, remove or substitute such Director.

APPOINTMENT OF ADDITIONAL DIRECTORS AND
REMOVAL OF DIRECTORS

109.	The Company may, from time to time, by Ordinary Resolution, increase or reduce the number of Directors, provided that such number shall not be smaller or greater than the minimum or maximum number of Directors as provided in these Regulations.

110.	Subject to Regulation 89, in case of a casual vacancy in the Board caused by the departure of an Elbrus Director, Elbrus shall have the power at any time, and from time to time, to appoint by notice in writing to the Company any person to be a Director to fill such vacancy.

111.	Subject to Regulations 89, 90 and 110, the Board shall have power at any time, and from time to time, to nominate and appoint any Person to be a Director, either to fill a vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office only until the next following Annual General Meeting, and shall then be eligible for re-election.

112.	Subject to the provisions of Regulations 89 and 90, the Annual General Meeting shall have the power by Ordinary Resolution to re-elect any Director appointed pursuant to Regulation 111. If the event a Director is not so re-elected, his appointment shall terminate.

113.	The Company may, by Ordinary Resolution, of which special notice has been given in accordance with section 136 of the Law remove any Director, other than an Elbrus Director or (until the Rights Expiry Date) Maksim Melnikov as Director, before the expiration of his period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Any removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

An Elbrus Director may be removed only by an Ordinary Resolution of the Company of which special notice has been given in accordance with section 136 of the Law taken in accordance with Regulations 62, 89, 91 whereby only Elbrus can receive notice of, attend and vote, or by a written resolution of Elbrus.

Until the Rights Expiry Date, Maksim Melnikov as Director may be removed only by an Ordinary Resolution of the Company of which special notice has been given in accordance with section 136 of the Law taken in accordance with Regulations 63, 90, 92, whereby only Maksim Melnikov or the Designated Holder(s) (as applicable) can receive notice of, attend and vote, or by a written resolution of Maksim Melnikov or the Designated Holder(s) (as applicable).

Any removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

RETIREMENT OF DIRECTORS

114.	At each Annual General Meeting, any Director (other than an Elbrus Director and, until the Rights Expiry Date, Maksim Melnikov as Director) then in office for whom it is the fourth Annual General Meeting following (i) his initial appointment by the Board or (ii) his last re-election by the Annual General Meeting (as the case may be), shall retire from office, but shall be eligible for re-appointment.

115.	If Maksim Melnikov is a Director at the time of the fourth Annual General Meeting following the Rights Expiry Date, he shall retire from office as Director, but shall be eligible for re-appointment.

ALTERNATE DIRECTORS

116.	Subject to the prior written approval of the Board, excluding the vote of the Director nominating another Director or any Person not being a Director, to act as his alternate Director, each Director shall have power, from time to time, to nominate another Director or any Person not being a Director, to act as his alternate Director, either to act for a specific purpose or in general and at his discretion to remove such alternate Director provided the appointment of such alternate Director shall not create or lead to an actual or potential conflict of interest for such alternate Director.

(a)	An alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the terms and conditions existing with reference to the Directors, and shall be entitled to receive notices of all meetings of the Directors and to attend, speak and vote at any such meeting at which his appointor Director is not present.

(b)	One (1) Person may act as alternate Director to more than one (1) Director and, while he is so acting, shall be entitled to a separate vote for each Director he is representing and, if he is himself a Director, his vote or votes as an alternate Director shall be in addition to his own vote.

(c)	Any appointment or removal of an alternate Director may be made by letter, email or in any other manner approved by the Board. Any email shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.

(d)	If a Director making any such appointment as aforesaid shall cease to be a Director, other than by reason of vacating his office at a General Meeting at which he is re-elected, the Person appointed by him shall thereupon cease to have any power or authority to act as an alternate Director.

(e)	An alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Board attended by him at which he is entitled to vote.

PROCEEDINGS OF MEETINGS OF THE BOARD

117.	The Board may meet together for the despatch of business, adjourn, and otherwise regulate its meetings as it thinks fit and questions arising at any meeting shall be decided by a simple majority of votes. In case of equality of votes the Chairman shall have a second or casting vote. Any Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Board. It shall be necessary to give at least a ninety-six (96) hour notice of a meeting of the Board to each Director. A meeting may be held by telephone or other means whereby all Persons present may at the same time hear and be heard by everybody else present and Persons who participate in this way shall be considered present at the meeting. In such case the meeting shall be deemed to be held where the secretary of the meeting is located. A majority of Board and committee meetings shall take place in Cyprus where the management and control of the Company shall rest.

118.	The quorum necessary for the transaction of the business of the Board shall be determined by the Board and in case it is not so determined, then at least half (1/2) of the total number of Directors attending a meeting shall form a quorum.

119.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Regulations as the necessary quorum of Directors, the continuing Directors or Director, as the case may be, may act for the purpose of appointing such number of additional Directors so that total the number of Directors in the Company is increased to at least the minimum necessary for quorum purposes (other than with respect to an Elbrus Director or, until the Rights Expiry Date, with respect to the appointment of Maksim Melnikov as a Director) and/or summoning a General Meeting, but for no other purpose.

120.	Subject to Regulation 89(f), the Board may elect a Chairman of its meeting and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

121.	The Board may delegate any of its powers to a committee or committees consisting of, subject to Regulation 122, one (1) or more Directors as the Board thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board, as to its powers, constitution, proceedings, quorum or otherwise.

122.	For as long as Elbrus holds the power to appoint at least one Director pursuant to Regulation 89, the Elbrus Director(s) shall have the right to appoint, remove and substitute one (1) of their number as a member of any committee of the Board that may exist from time to time, other than the Audit Committee, provided the rights granted to the Elbrus Director(s) are deemed to be special rights.

123.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

124.	Subject to any regulations imposed on it by the Board, a committee may meet and adjourn as it thinks proper and questions arising at any meeting shall be determined by a majority of votes of its members present.

125.	All acts done by any meeting of the Board or of a committee of the Board or by any Person acting in his capacity as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

126.	A resolution in writing signed or approved by letter or email by each Director shall be as valid and effectual as if it had been passed at a meeting of the Board or a committee duly convened and held and, when signed, may consist of several documents, each signed by one (1) or more of the Persons aforesaid.

COMMITTEES

127.	The Company shall have such committees as the Board may establish from time to time.

SECRETARY

128.	The Secretary shall be appointed by the Board for such term, at such remuneration and upon such conditions as it may think fit; and any Secretary so appointed may be removed by the Board.

129.	No Person shall be appointed or hold office as Secretary who is:-

(a)	the sole Director of the Company; or

(b)	a corporation the sole director of which is at the same time the sole Director of the Company; or

(c)	the sole director of a corporation which is the sole Director of the Company.

130.	A provision of the Law or these Regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in place of, the Secretary.

SEAL

131.	(a)	The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf, and every instrument to which the Seal shall be affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other Person appointed by the Board for this purpose.

(b)	The Company may have, in addition to the said Seal, an official seal under the provisions of section 36(1) of the Law and which shall be used for the purposes stated in the said section.

DIVIDENDS AND RESERVE

132.	The Company in General Meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board.

133.	The Board may, from time to time, pay such interim dividends as appear to the Board to be justified by the profits of the Company.

134.	No dividend shall be declared otherwise than out of profits.

135.	The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and, pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time, think fit. The Board may also, without placing the same to the reserve, carry forward any profits which it may think prudent not to distribute.

136.	Subject to the rights of Members, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the number of shares held by each Member.

137.	The Board may deduct from any dividend payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

138.	When the Company declares a dividend or bonus according to the present Regulations, it may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets including but not limited to paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

139.	Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named in the register of Members or to such Person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

140.	No dividend shall bear interest against the Company.

ACCOUNTS

141.	The Board shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

142.	The books of account shall be kept at the registered office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Board thinks fit, and shall always be open to the inspection of the Directors.

143.	The Board shall, from time to time, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the Board or by the Company in General Meeting.

144.	The Board shall, from time to time, in accordance with sections 142 and 151 of the Law, cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are referred to in the aforesaid sections.

145.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in General Meeting, together with a copy of the Auditors’ report shall, not less than twenty-one (21) days before the date of the General Meeting, be sent to every Member of, and every holder of debentures of the Company and to every Person registered under Regulation 43.

Provided that this Regulation shall not require a copy of those documents to be sent to any Person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS

146.	The Company in General Meeting may, upon the recommendation of the Board, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and, accordingly, that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

Provided that the share premium account and the capital redemption reserve fund may, for the purposes of this Regulation, only be applied in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares.

147.	Whenever such a resolution as aforesaid shall have been passed, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to follow such provisions by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions and also to authorise any Person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

AUDIT

148.	Auditors shall be appointed and their duties regulated in accordance with the Law.

NOTICES

149.	A notice to be given hereunder may be given either personally or by sending it by post or email to the intended recipient or to their registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after same is posted. Where a notice is sent by email, it shall be deemed to be effected as soon as it is sent, provided there is no notification of non-receipt.

150.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of Members in respect of the share.

151.	A notice may be given by the Company to the Persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

152.	Subject to Regulations 91 and 92, notice of every General Meeting shall be given in any manner herein-before authorised to:

(a)	every Member, except those Members who have not supplied to the Company a registered address for the giving of notices to them;

(b)	every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member, but for his death or bankruptcy, would be entitled to receive notice of the General Meeting, and

(c)	the Auditors (only in the case of Annual General Meetings).

No other Person shall be entitled to receive notices of General Meetings.

153.	Subject to section 127A of the Law, notwithstanding any other provision hereof, for as long as the Company’s shares are listed on a Foreign Market, a notice sent in accordance with the rules of such Foreign Market shall constitute sufficient notice to each Member for all purposes under these Regulations.

WINDING UP

154.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems reasonable upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

155.	Every Director or other officer for the time being of the Company shall be indemnified out of the assets of the Company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law, in which relief is granted to him by the Court and no Directors or officers of the Company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Regulation shall only have effect insofar as its provisions are not avoided by section 197 of the Law.

RE-DOMICILIATION

156.	The Company may by special resolution and subject to consent given by the Registrar of Companies, continue to exist as a legal person subject to the legal regime of a country or jurisdiction other than the Republic of Cyprus to be operated pursuant to the laws of such country or jurisdiction.